EXHIBIT 10.33

[__] Optionee’s Copy

[__] Company’s Copy

FTI CONSULTING, INC. 2004 LONG-TERM INCENTIVE PLAN

NONQUALIFIED STOCK OPTION AGREEMENT

To                     (“Optionee”):

FTI Consulting, Inc. (the “Company”) has granted (the “Award”) you an option (the “Option”) under the FTI Consulting, Inc. 2004 Long-Term Incentive Plan, as amended from time to time (the “Plan”), to purchase                     shares of the common stock, $0.01 par value (“Common Stock”) of the Company (the “Shares”), at $                 per share (the “Exercise Price”). The effective Date of Grant will be                     , subject to your signing and promptly returning a copy of this Agreement (as defined below) to the Company.

This agreement (the “Agreement”) evidences the grant of the Option, which is subject in all respects to the applicable provisions of the Plan. This Agreement incorporates the Plan by reference and specifies other applicable terms and conditions of your Option. A copy of the Plan and the Prospectus for the Plan, as amended from time to time (the “Prospectus”), is attached. By executing this Agreement, you acknowledge that you have received a copy of the Plan and the Prospectus for the Plan, as amended from time to time (the “Prospectus”). You may request additional copies of the Plan or Prospectus by contacting the Secretary of the Company at FTI Consulting, Inc., 500 East Pratt Street, Suite 1400, Baltimore, Maryland 21202 (Phone: (410) 951-4800). You also may request from the Secretary of the Company copies of the other documents that make up a part of the Prospectus (described more fully at the end of the Prospectus), as well as all reports, proxy statements and other communications distributed to the Company’s security holders generally. This Agreement and the Award of the Option for the Shares are made in consideration of your service-providing relationship with the Company and in fulfillment of applicable terms of your Agreement dated as of                     (“Agreement”), if any, between you and the Company or an Affiliate of the Company.

All terms not defined by this Agreement have the meanings given in the Plan. The Option is not intended to be an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

In addition to the terms, conditions, and restrictions set forth in the Plan, the following terms, conditions, and restrictions apply to the Option:

(1)	You may not exercise the Option before , except as otherwise provided below.

a.	Thereafter, except as provided otherwise in this Agreement, you may exercise the Option to purchase Shares as follows:

i.	Up to Percent ( %) of the Shares on or after ;

ii.	Up to Percent ( %) of the Shares on or after ; and

iii	Up to Percent ( %) of the Shares on or after

iii.	All of the Shares on or after , for a total of Shares.

b.	The Option will expire at 5:00 p.m. Eastern Time on .

c.	The Committee may, in its sole discretion, accelerate the time at which you may exercise part or all of the Option.

d.	The Option will be treated in accordance with the Plan upon a Change in Control, as defined in the Plan.

e.	The Option will vest in full upon your death and will be exercisable until the earlier of (i) the Option’s original term or (ii) the anniversary date of your death.

f.	If your service-providing relationship ends due to your Disability (as defined in your Agreement), your Option will vest in full upon your termination of service-providing relationship due to your Disability and will continue to be exercisable until the earlier of (i) the Option’s original term or (ii) the anniversary date of such termination.

g	If your service-providing relationship is terminated by the Company or an Affiliate of the Company without “Cause” (as defined in your Agreement), or upon your termination of the Agreement based on a “Breach of Contract” (as defined in your Agreement), the Option will vest in full upon such termination and will be exercisable until the earlier of (i) the Option’s original term or (ii) the ninetieth day after such termination.

h.	If your service-providing relationship is terminated by the Company or an Affiliate of the Company with “Cause” or by you without a “Breach of Contract,” you will immediately forfeit any unvested and vested but unexercised portions of such Option upon your cessation of service-providing relationship.

i.	If your service-providing relationship is terminated on the last day of the Term of your Agreement (without grounds for earlier termination) (as defined in the Agreement), your Option will be forfeited if you do not exercise your vested Options by the close of business on .

j.	You may exercise the Option only in multiples of whole Shares and may not exercise the Option as to fewer than one hundred shares (unless the Option is then exercisable for fewer than one hundred Shares) at any one time. At the time of exercise, the Company will round down any fractional shares but will not make any cash or other payments in settlement of fractional shares eliminated by rounding.

(2)	Subject to this Agreement and the Plan, you may exercise the Option only by notice to the Company, in such form and manner as the Committee may require, on or before the Option’s expiration date or earlier forfeiture. Each such notice must:

a.	state the election to exercise the Option and the number of Shares with respect to which it is being exercised;

b.	contain such representations as the Company may require; and

c.	be accompanied by full payment of the Exercise Price payable for the Shares or properly executed, irrevocable instructions, in such manner and form as the Committee may require, to effectuate a broker-assisted cashless exercise through a brokerage firm acceptable to the Committee. The Exercise Price may be paid to the Company via cash, check, money order or wire transfer, and subject to such limits as the Committee may impose from time to time, tender (via actual delivery or attestation) of other shares of the Company’s Common Stock previously owned by you.

d.	For all purposes of the Plan, the date of exercise will be the date on which you have delivered the notice and any required payment (or, in the case of a broker-assisted cashless exercise, irrevocable broker instructions acceptable to the Committee) to the Company.

(3)	Reserved

(4)

If you cease to be an independent contractor to of the Company or any of its Affiliates but you continue to provide bona fide services to the Company or any of its Affiliates following such cessation in a different capacity, including without limitation as an employee, director, consultant or independent contractor, then a termination of your service-providing relationship will not be deemed to have occurred for purposes of this Agreement upon such change in capacity. In the event that your service-providing relationship is with a business, trade or entity that, after the Date of Grant, ceases for any reason to be part of the Company or an Affiliate, your service-providing relationship will be deemed to have terminated for purposes of this Agreement upon such cessation if your service-providing relationship does not continue uninterrupted immediately thereafter with the Company or an Affiliate of the Company.

(5)	As soon as practicable after exercise of the Option, the Company will deliver a share certificate to you, or deliver Shares electronically or in certificate form to your designated broker on your behalf, for the Shares issued upon exercise. Any share certificates delivered or Shares delivered electronically will, unless the Shares are registered and such registration is in effect, or an exemption from registration is available, under applicable federal and state law, bear a legend (or electronic notation) restricting transferability of such Shares.

(6)	The Company may postpone the issuance and delivery of any Shares for so long as the Company determines to be necessary or advisable to satisfy the following:

a.	the completion or amendment of any registration of the Shares or satisfaction of any exemption from registration under any securities law, rule, or regulation;

b.	compliance with any requests for representations; and

c.	receipt of proof satisfactory to the Company that a person seeking to exercise the Option after your death is authorized and entitled to exercise the Option.

(7)	You may not exercise the Option if the issuance of the Shares upon such exercise would violate any applicable federal securities laws or other laws or regulations.

(8)	This Agreement does not limit in any manner the right of the Company or its Affiliate to discharge you at any time with or without cause or notice and whether or not such discharge results in the forfeiture of any Options or any other adverse effect on your interests under the Plan, subject to the terms of your Agreement, if applicable.

(9)	This Agreement, the Plan, and, to the extent expressly referenced herein, your Agreement, contain the entire agreement between you and the Company with respect to the Option.

(10)	You understand and agree that you will not be deemed for any purpose to be a stockholder of the Company with respect to any of the Shares unless and until they have been issued to you after your exercise of this Option and payment for the Shares.

(11)	This Option cannot be assigned, transferred, pledged, hypothecated, or disposed of in any way and cannot be subject to execution, attachment or similar process; however, the Option is transferable by way of will or the laws of descent and distribution. During your lifetime, only you (or, if you are disabled, a guardian or legal representative) may exercise the Option.

(12)	You understand and agree that the existence of this Option will not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business, including that of its subsidiaries, or any merger or consolidation of the Company or any Affiliate, or any issue of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company or any Affiliate, or any sale or transfer of all or any part of the Company’s or any Affiliate’s assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(13)	At the time of exercise, the Company or its Affiliates may withhold from your payroll or any other payment due to you, and you agree to make adequate provision for, all taxes required by law to be withheld in connection with the Option. The Company or its Affiliates may require you to make a cash payment to cover any withholding tax obligation as a condition of exercise of the Option or issuance of certificates representing Shares. The Committee may, in its sole discretion, permit you to satisfy, in whole or in part, any withholding tax obligation which may arise in connection with the Option either by electing to have the Company withhold from the Shares to be issued upon exercise that number of Shares, or by electing to deliver to the Company already-owned shares of Common Stock of the Company, in either case having a Fair Market Value equal to the amount necessary to satisfy the statutory minimum withholding amount due.

(14)	The validity, construction and effect of this Agreement, and of any determinations or decisions made by the Committee relating to this Agreement, and the rights of any and all persons having or claiming to have any interest under this Agreement, will be determined exclusively in accordance with the laws of the State of Maryland, without regard to its provisions concerning the applicability of laws of other jurisdictions. Any suit with respect to the Award, the Option or the Shares will be brought in the federal or state courts in the districts, which include Baltimore, Maryland, and you agree and submit to the personal jurisdiction and venue thereof.

(15)	The Committee may make various adjustments to your Option, including adjustments to the number and type of securities subject to the Option and the Exercise Price, in accordance with the terms of the Plan. In the event of any transaction resulting in a Change in Control (as defined in the Plan) of the Company, the Option will terminate upon the effective time of such Change in Control unless provision is made in connection with the transaction for the continuation or assumption of the Option by, or for the substitution of the equivalent awards of, the surviving or successor entity or a parent thereof. In the event of such termination, you will be permitted, immediately before the Change in Control, to exercise the Option.

(16)	This Agreement may be amended from time to time by the Committee in its discretion; however, this Agreement may not be modified in a manner that would have a materially adverse affect on the Option or Shares, as determined by the Committee, except as provided in the Plan or in a written document signed by you and the Company.

(17)	Any notice that you are required to give the Company under this Agreement must be delivered to the Secretary of the Company or his or her designee at the principal executive office of the Company. Notice will be deemed to have been duly delivered when received by the Secretary or his or her designee in such form and manner as the Company finds to be acceptable.

(18)	Wherever a conflict, ambiguity or inconsistency may arise between the terms of this Agreement and the terms of the Plan, the terms of the Plan will control.

{Signature page follows}

Date:	FTI Consulting, Inc.

By:
Name:
Title:

OPTIONEE’S ACKNOWLEDGMENT AND SIGNATURE

I acknowledge receipt of a copy of the prospectus for the Plan, attached hereto. I represent that I have read it and am familiar with the Plan’s terms. I accept the Option subject to all of the terms and provisions of this Agreement and of the Plan under which it is granted, as the Plan may be amended in accordance with its terms. I agree to accept as binding, conclusive, and final all decisions or interpretations of the Committee concerning any questions arising under the Plan with respect to the Option.

Date:	Signature of Optionee